                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             SEALED AIR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.


/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          -----------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          -----------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          -----------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ------------------------------------------------------------------

     (5)  Total fee paid:

          ------------------------------------------------------------------


/X/  Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ------------------------------------------------------------------

     (3)  Filing Party:

          ------------------------------------------------------------------

     (4)  Date Filed:

          ------------------------------------------------------------------

                                     (LOGO)

--------------------------------------------------------------------------------
PARK 80 EAST/SADDLE BROOK, NEW JERSEY 07663-5291/(201) 791-7600/FAX (201)
703-4205

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 19, 1995
                               ------------------

     The Annual Meeting of Stockholders of Sealed Air Corporation, a Delaware corporation (the "Company"), will be held on May 19, 1995 at 11:00 A.M., Eastern Daylight Savings Time, at the offices of the Company at Park 80 East, Second Floor, Saddle Brook, New Jersey 07663-5291, for the following purposes:

          1.  to elect directors;

          2. to consider and act upon a proposed amendment of the certificate of incorporation of the Company so as to increase the authorized number of shares of Common Stock that the Company may issue from 35,000,000 to 60,000,000;

          3. to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending December 31, 1995; and

          4. to transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on March 22, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     A copy of the Company's 1994 Annual Report to Stockholders has been sent to all stockholders of record. Additional copies are available upon request.

     The Company invites you to attend the meeting so that management can review the past year with you, listen to your suggestions, and answer any questions you may have. In any event, because it is important that as many stockholders as possible be represented at the meeting, please review the attached Proxy Statement promptly and then complete and return the enclosed proxy in the accompanying post-paid, addressed envelope. If you attend the meeting, you may vote your shares personally even though you have previously mailed the enclosed proxy.

                                           By Order of the Board of Directors

                                              ROBERT M. GRACE, JR.
                                                   Secretary

Saddle Brook, New Jersey
March 29, 1995

                             SEALED AIR CORPORATION
                                  PARK 80 EAST
                      SADDLE BROOK, NEW JERSEY 07663-5291

                                PROXY STATEMENT

                              DATED MARCH 29, 1995
                            ------------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 19, 1995
                            ------------------------

                              GENERAL INFORMATION

     This Proxy Statement is being furnished to the stockholders of Sealed Air Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the offices of the Company at Park 80 East, Second Floor, Saddle Brook, New Jersey at 11:00 A.M., Eastern Daylight Savings Time, on May 19, 1995 and at any adjournments thereof. The enclosed proxy is being solicited by the Board of Directors of the Company.

     In order for shares to be voted at the Annual Meeting, the record owner of such shares must either duly execute and return a proxy representing such shares at or before the Annual Meeting or vote such shares in person at the Annual Meeting. Shares represented by proxies so executed and returned will be treated as being present for the purpose of determining the presence of a quorum at the meeting. If a stockholder specifies on the proxy the manner in which such stockholder's shares are to be voted on a matter, the shares represented by the proxy will be voted in accordance with such specification. If a stockholder does not make such a voting specification, such shares will be voted in the manner recommended by the Board of Directors as indicated in this Proxy Statement and on the proxy.

     Stockholders who own shares through a brokerage firm, bank or other nominee should expect to be contacted by such institution for voting instructions. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from their customers who are the beneficial owners of such shares. The Company understands that, unless instructed to the contrary by the beneficial owners of shares held in street name, brokers may exercise such authority to vote on the election of directors, the amendment of the certificate of incorporation to increase the number of shares of Common Stock authorized for issuance thereunder, and the ratification of the appointment of the Company's auditors. Any shares owned through a brokerage firm, bank or other nominee that are not voted on any of the matters to be considered at the meeting will not be considered as present and entitled to vote at the meeting.

     A stockholder of record giving the enclosed proxy has the power to revoke it at any time before it is exercised by giving written notice to the Company bearing a later date than the proxy, by the execution and delivery to the Company of a subsequently dated proxy, or by voting in person at the Annual Meeting. Any stockholder may vote in person at the Annual Meeting whether or not he or she has previously given a proxy.

     Each participant in the Company's Profit-Sharing Plan will receive a separate voting instruction card requesting that the participant provide voting instructions to Bankers Trust Company, trustee for the Profit-Sharing Plan (the "Trustee"), for the shares of Common Stock allocated to his or her account in such Plan. The Trustee will vote such shares as directed by each participant who provides voting instructions to it. In accordance with the terms of such Plan, shares allocated to the accounts of participants who do not provide voting instructions will be voted by the Trustee in the same proportion as shares are voted for participants who provide voting instructions.

     This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about March 29, 1995.

                               VOTING SECURITIES

     The only voting securities of the Company are the outstanding shares of its common stock, par value $0.01 per share ("Common Stock"). As of March 22, 1995, 20,969,614 shares of Common Stock were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock held. Only holders of record of Common Stock at the close of business on March 22, 1995 will be entitled to notice of and to vote at the Annual Meeting.

     A majority of such outstanding shares present in person or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Under the Company's By-Laws and the laws of the State of Delaware, directors are elected by a majority of the votes cast in the election, the adoption of the proposed amendment to the Company's certificate of incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock, and the ratification of the appointment of auditors and any other matters to be considered at the Annual Meeting will be decided by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting.

     The following table sets forth, as of March 15, 1995, the number and percentage of outstanding shares of the Company's Common Stock (i) beneficially owned by each person known to the Company to be the beneficial owner of more than 5 percent of the then outstanding shares of Common Stock, (ii) beneficially owned, directly or indirectly, by each director and nominee for election as a director and by each of the executive officers of the Company named in the Summary Compensation Table set forth on page 7, and (iii) beneficially owned, directly or indirectly, by all directors and executive officers of the Company as a group. Except as indicated below, none of the directors or executive officers listed below beneficially owns more than 1% of the outstanding shares of Common Stock.


                                                                                        PERCENTAGE
                                                                  SHARES OF                 OF
                                                                 COMMON STOCK          OUTSTANDING
                BENEFICIAL OWNER                              BENEFICIALLY OWNED       COMMON STOCK
------------------------------------------------              ------------------       ------------
The Equitable Companies Incorporated(1).....................       1,788,500                8.5%
  787 Seventh Avenue
  New York, New York 10019
Tiger Management Corporation(2).............................       1,377,402                6.6%
  101 Park Avenue
  New York, New York 10178
John K. Castle..............................................           5,268
Lawrence R. Codey...........................................           1,400
T. J. Dermot Dunphy.........................................         516,232(3)(4)          2.5%
Charles F. Farrell, Jr......................................          10,800(4)
David Freeman...............................................           1,300
Elmer N. Funkhouser III.....................................         105,901(3)(4)
William V. Hickey...........................................         111,234(3)
Shirley A. Jackson..........................................           3,000
Warren H. McCandless........................................          55,105(3)
Alan H. Miller..............................................         229,605                1.1%
Robert L. San Soucie........................................           4,200(4)
Dale Wormwood...............................................          59,997(3)
All directors and executive officers as a group
  (22 persons)..............................................       1,425,931(5)             6.8%

------------

(1) An Amendment No. 7 to Schedule 13G dated February 10, 1995 was filed by The Equitable Companies Incorporated ("Equitable") and by certain associated companies, including Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and Uni Europe Assurance Mutuelle, as a group, and AXA, indicating beneficial ownership of such shares held by Equitable's subsidiary Alliance Capital Management, L.P., with sole voting power as to 1,292,100 shares and sole investment power as to 1,788,500 shares.

(2) An Amendment No. 3 to Schedule 13G dated February 13, 1995 was filed by Tiger Management Corporation ("TMC"), Panther Partners L.P. ("PPLP") and Panther Management Company L.P. ("PMCLP") indicating beneficial ownership of 1,235,902 shares by TMC and 96,500 shares by PPLP and PMCLP, with each such entity having shared voting and dispositive power as to such shares. Such Amendment No. 3 to Schedule 13G indicates that Julian H. Robertson, Jr. is the ultimate controlling person of TMC and PMCLP and is the beneficial owner, with shared voting and dispositive power, of such 1,377,402 shares.

(3) This figure includes approximately 33,382, 6,434, 5,501, 3,705, 3,997 and 106,708 shares of Common Stock held in the Company's Profit-Sharing Plan trust fund with respect to which Messrs. Dunphy, Hickey, Funkhouser, McCandless and Wormwood and the executive officers of the Company who participate in such Plan as a group, respectively, may, by virtue of their participation in such Plan, be deemed to be beneficial owners. The participants in such Plan include, in general, all full-time employees of the Company except employees who are covered by collective bargaining agreements that do not provide for their participation. As of March 15, 1995, approximately 1,182,400 shares of Common Stock were held in the trust fund under such Plan, constituting approximately 5.6% of the outstanding shares of Common Stock. Bankers Trust New York Corporation and its wholly-owned subsidiary Bankers Trust Company, which subsidiary is the trustee of such Plan, filed a Schedule 13G dated as of December 31, 1994 in which both companies disclaimed beneficial ownership of the shares of Common Stock held by Bankers Trust Company as trustee of such Plan. Beneficial ownership of such shares by the Profit-Sharing Plan is also disclaimed.

(4) The number of shares held by Mr. Dunphy includes 39,800 shares held by him as custodian for certain of his children and 3,000 shares held by a charitable foundation for which he shares voting and investment power. The number of shares held by Mr. Farrell includes 5,600 shares held in a revocable retirement trust of which he is the trustee and sole beneficiary. The number of shares held by Mr. Funkhouser includes 1,600 shares held by him as custodian for one of his children. Mr. San Soucie shares investment and voting power as to 1,560 of the shares beneficially owned by him with his wife.

(5) This figure includes, without duplication, all of the outstanding shares referred to in notes 3 and 4 above as well as 1,000 shares held by an executive officer of the Company as custodian for one of his children and 5,000 shares that an executive officer of the Company has the right to acquire pursuant to an award made under the Contingent Stock Plan. Neither of such executive officers is named in the above table.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, the stockholders of the Company will elect the whole Board of Directors to serve for the ensuing year and until their respective successors are elected and qualify. The Board of Directors has designated as nominees for election the eight persons named under "Information Concerning Nominees" below. All such nominees currently serve as directors of the Company.

     The shares represented by the enclosed proxy will be voted in favor of the election as directors of the eight nominees named below unless otherwise specified on the proxy. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted in favor of such other person as may be determined by the holders of such proxies.

                        INFORMATION CONCERNING NOMINEES

     The information appearing in the following table sets forth each nominee's business experience during the past five years, the year in which such nominee first became a director, and such nominee's age.

                                                                                 DIRECTOR
            NAME                            BUSINESS EXPERIENCE                   SINCE       AGE
----------------------------  ------------------------------------------------   --------     ---
John K. Castle(2)             Chairman and Chief Executive Officer of Castle       1971       54
                              Harlan, Inc., a merchant banking firm, and
                              President and Chief Executive Officer of
                              Branford Castle, Inc., a holding company.
                              Director of Delaware Holdings, Inc., Delaware
                              Mutual Funds, INDSPEC Chemical Corporation,
                              Quantum Restaurant Group, Inc., Truck
                              Components, Inc. and UNC, Inc.
Lawrence R. Codey(1)          President and Chief Operating Officer since          1993       50
                              September 1991 and previously Senior Vice
                              President-Electric Business Unit of Public
                              Service Electric and Gas Company, a public
                              utility. Director of Public Service Enterprise
                              Group Incorporated, the Trust Company of New
                              Jersey and United Water Resources Inc.
T. J. Dermot Dunphy           President and Chief Executive Officer of the         1969       62
                              Company. Director of INDSPEC Chemical
                              Corporation, OSi Specialties, Inc., Public
                              Service Enterprise Group Incorporated and UJB
                              Financial Corp.(3)
Charles F. Farrell, Jr.(2)    President of Crystal Creek Partners, Ltd., an        1971       64
                              investment management and business consulting
                              firm. Until August 1990, President of the
                              Thermador/Waste King Division of Masco Corp., a
                              manufacturer of home improvement and furnishing
                              products. Director of Luminall Paints, Inc.(4)
David Freeman(2)              President and Chief Executive Officer of Loctite     1993       50
                              Corporation, a manufacturer of adhesives and
                              sealants. He has held senior management
                              positions with Loctite Corporation for more than
                              five years. Director of Loctite Corporation.
Shirley A. Jackson(1)         Professor of Physics, Rutgers University, since      1992       48
                              July 1991. Previously research physicist at AT&T
                              Bell Laboratories, which performs research and
                              development for AT&T Corp. Director of
                              CoreStates Financial Corporation, New Jersey
                              Resources Corporation and Public Service
                              Enterprise Group Incorporated.
Alan H. Miller(2)             Private investor. Until his retirement in            1984       61
                              December 1994, President and Chief Executive
                              Officer of Laird, Inc., a manufacturer of
                              specialty folding cartons and special commercial
                              printing and a distributor of rigid plastics.
                              Director of The Laird Group, PLC.
Robert L. San Soucie(1)       Managing Director of MRV Financial Associates, a     1971       67
                              financial and management consulting firm.

---------------

(1) Member of the Audit Committee of the Board of Directors. Mr. San Soucie serves as the chairman of such committee.

(2) Member of the Organization and Compensation Committee of the Board of Directors. Mr. Miller serves as the chairman of such committee.

(3) Mr. Dunphy owns more than a 10% minority interest in Grindmaster Corporation, a corporation not affiliated with the Company, which purchases packaging materials from the Company in the ordinary course of business. Such purchases totalled approximately $77,000 during 1994.

(4) Mr. Farrell has advised the Company that from September 1990 to May 1991, he served as chief operating officer of The Exhibit Place, Inc., a corporation not affiliated with the Company, and that an involuntary petition in bankruptcy was filed with respect to that corporation in mid-1991.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors maintains an Audit Committee and an Organization and Compensation Committee. The members of such committees are directors who are neither officers nor employees of the Company. The Board of Directors has not established a nominating committee.

     The principal responsibilities of the Audit Committee are to advise the Board of Directors as to the selection of auditors, to confer with the firm appointed to audit the books and accounts of the Company and its subsidiaries and to determine, and from time to time report to the Board of Directors upon, the scope of such auditing.

     The principal responsibilities of the Organization and Compensation Committee are to determine the compensation of the executive officers of the Company and other employees of the Company or any of its domestic subsidiaries with a base annual salary of $90,000 or more, to administer the Company's Contingent Stock Plan and to authorize the issuance of shares of the Company's Common Stock under the Contingent Stock Plan, to perform the duties and responsibilities of the Board of Directors under the Company's Profit-Sharing Plan (except the authority to determine the amount of the Company's annual contribution to such Plan) and its Thrift and Tax-Deferred Savings Plan, and to consider and advise the Board of Directors from time to time with respect to the organization and structure of the management of the Company. Such Plans are discussed under "Executive Compensation" below.

     During 1994, the Board of Directors held six meetings, and the Audit Committee and the Organization and Compensation Committee each held three meetings (excluding in each case actions by unanimous written consent). All members attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served, except Mr. Farrell, who attended 67% of such meetings.

                            DIRECTORS' COMPENSATION

     Each member of the Board of Directors who is neither an officer nor an employee of the Company receives an annual retainer fee for serving as a director. The Restricted Stock Plan for Non-Employee Directors (the "Directors Stock Plan"), described below, provides for the payment of such annual retainer in shares of the Company's Common Stock. During 1994, each eligible director received an annual retainer grant of 600 shares of Common Stock at a price of $1.00 per share following election at the 1994 Annual Meeting of Stockholders.

     In addition, each member of the Audit Committee and the Organization and Compensation Committee receives a retainer fee of $2,000 per year for serving as a member of such committee, and the chairman of each such committee receives an additional retainer fee of $1,500 per year for serving as such. Each director who is neither an officer nor an employee of the Company also receives a fee of $750 for each board or committee meeting attended. These fees are paid in cash in quarterly installments. All directors are reimbursed for expenses incurred in attending board or committee meetings.

     The Directors Stock Plan provides for certain automatic grants of shares of the Company's Common Stock to each director of the Company who is neither an officer nor an employee of the Company. Each of the nominees for director other than Mr. Dunphy is eligible for awards under the Directors Stock Plan. An initial grant of 500 shares of Common Stock is awarded to each new eligible director who has not been an officer or employee of the Company or any of its subsidiaries within 12 months before his or her election as a director.

     An annual grant of shares of Common Stock (the annual retainer grant referred to above), consisting of a number of shares determined by dividing $15,000 by the then current market price per share and rounding to the nearest hundred shares, is awarded to each eligible director upon election at each annual meeting of the stockholders. In addition to an initial grant of Common Stock, an interim grant is awarded to any eligible director who is elected other than at an annual meeting. The number of shares comprising an interim grant is determined by taking a fraction of the number of shares obtained by dividing $15,000 by the then current market price per share, where the fraction corresponds to the fraction of the annual period remaining from the date of election until the next annual meeting of stockholders, and rounding the result to the nearest hundred shares. Prior to the issuance of Common Stock to an eligible director, the director must pay the Company an issue price equal to the lesser of $1.00 per share and ten percent (10%) of the market price per share, but not less per share than the par value per share of the Common Stock. All grants to date under the Directors Stock Plan have been made at an issue price of $1.00 per share.

     Shares of Common Stock issued under the Directors Stock Plan may not be sold, transferred or encumbered while the director serves on the Board of Directors. During this period, the director is entitled to receive any dividends or other distributions in respect of shares of Common Stock and has voting rights in respect of such shares. The restrictions on the disposition of shares issued pursuant to the Directors Stock Plan terminate upon the occurrence of any of certain events related to change of control of the Company that are specified in the Directors Stock Plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                   ANNUAL            ------------
                                              COMPENSATION(1)         CONTINGENT
                                            --------------------        STOCK            ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR     SALARY      BONUS        AWARDS(2)       COMPENSATION(3)
----------------------------------  -----   --------    --------     ------------     ----------------
T. J. Dermot Dunphy...............   1994   $363,600    $300,000      $      -0-          $ 29,000
  President and Chief                1993    363,600     240,000       1,350,000            31,752
  Executive Officer                  1992    363,600     180,000             -0-            28,391

William V. Hickey.................   1994   $186,933    $110,000      $      -0-          $ 22,600
  Executive Vice                     1993    177,267      65,000         450,000            24,907
  President                          1992    168,600      50,000             -0-            21,981

Elmer N. Funkhouser III...........   1994   $210,267    $ 92,000      $      -0-          $ 26,000
  Senior Vice                        1993    203,600      60,000         450,000            28,752
  President                          1992    201,933      60,000             -0-            25,391

Warren H. McCandless..............   1994   $177,433    $ 75,000      $      -0-          $ 22,400
  Senior Vice                        1993    170,267      62,000         450,000            24,239
  President-Finance                  1992    161,933      48,000             -0-            21,133

Dale Wormwood.....................   1994   $177,433    $ 80,000      $      -0-          $ 24,050
  Senior Vice                        1993    170,267      70,000         485,000            25,993
  President                          1992    161,933      50,000             -0-            23,122

------------

(1) Annual compensation is reported in this table before deducting before-tax contributions deferred pursuant to Section 401(k) of the Internal Revenue Code for the accounts of the named executive officers under the Company's Thrift and Tax-Deferred Savings Plan (the "Thrift Plan"), discussed in note 3 below. Perquisites and other personal benefits, or securities or property paid or accrued during each of 1992, 1993 and 1994 not otherwise reported, did not exceed for any named executive officer the lesser of $50,000 or 10% of the annual salary and bonus reported in the Summary Compensation Table for that individual.

(2) Represents the fair market value on the date of award of awards made under the Company's Contingent Stock Plan after deducting the purchase price of the shares covered by such award. The total number of unvested shares held by each of the named executive officers as of December 31, 1994 are as set forth in the following table, and the fair market values of such unvested shares as of such date are as follows: Mr. Dunphy: $2,175,000; and each of Mr. Hickey, Mr. Funkhouser, Mr. McCandless, and Mr. Wormwood: $725,000. Such awards, all of which were granted with a vesting period of three years, vest as follows:

                                                   1995        1996        1997
                                                   ----       ------       ----
T. J. Dermot Dunphy..............................  -0-        60,000       -0-
William V. Hickey................................  -0-        20,000       -0-
Elmer N. Funkhouser III..........................  -0-        20,000       -0-
Warren H. McCandless.............................  -0-        20,000       -0-
Dale Wormwood....................................  -0-        20,000       -0-

     During the vesting period, pursuant to the terms of such Plan, recipients of awards are entitled to receive any dividends or other distributions with respect to the unvested shares they hold.

(3) Includes Company contributions to the Company's Profit-Sharing Plan, matching contributions under the Company's Thrift Plan, and premiums paid by the Company for supplemental universal life insurance policies owned by the named executive officers. For 1994, such amounts were as follows:

                                             1994                        1994
                                            PROFIT-        1994        INSURANCE
                                            SHARING       THRIFT       PREMIUMS
                                            -------       ------       ---------
T. J. Dermot Dunphy.......................  $15,000       $4,500        $ 9,500
William V. Hickey.........................   15,000        4,500          3,100
Elmer N. Funkhouser III...................   15,000        4,500          6,500
Warren H. McCandless......................   15,000        4,500          2,900
Dale Wormwood.............................   15,000        4,500          4,550

     The aggregate amount that may be set aside pursuant to the Profit-Sharing and Thrift Plans for the benefit of any individual in each year is subject to limitations imposed by the Internal Revenue Code, as amended (the "Code"). The Company makes an annual contribution to the Profit-Sharing Plan in an amount determined by the Board of Directors. Subject to the limitations imposed by the Code, such contribution is allocated to each participant's account in the Plan in the proportion that such participant's annual compensation bears to the aggregate annual compensation of all participants in the Plan. Participants' interests in their accounts in the trust fund under the Plan vest over a period of 60 months of service with the Company. Each of the listed executive officers has more than 60 months of service with the Company. For additional information concerning the Profit-Sharing Plan, see "General Information" and "Voting Securities" above. In general, all employees of the Company with at least six months of employment are eligible to participate in the Thrift Plan, except employees who are covered by collective bargaining agreements that do not provide for their participation. Participants may, subject to limitations imposed by law, contribute to the Thrift Plan by payroll deduction up to 10% of their annual compensation on an after-tax basis or on a before-tax basis pursuant to Section 401(k) of the Code. The Company makes a matching contribution to the Thrift Plan equal to 50% of the participant's contributions up to a maximum amount in any year of 3% of the participant's annual compensation. Such matching contributions vest after 24 months of Plan participation. Each of the listed executive officers has participated in the Thrift Plan for more than 24 months.

REPORT OF ORGANIZATION AND COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

     The Company's executive compensation program consists of salaries, annual bonuses tied to performance, and periodic awards under the Company's Contingent Stock Plan. The Company's executive compensation philosophy is to provide executive salaries that, based upon such sources of information (including compensation surveys) as the Committee considers to be reliable and its own judgment, are intended to be relatively modest when compared with manufacturing companies of comparable size and annual bonuses that are intended to be somewhat higher than those provided by such other companies. The Committee believes that the compensation paid to the named executive officers is consistent with that intention. As long-term incentive compensation, it is also part of the Company's philosophy to make substantial awards of Common Stock under the Contingent Stock Plan to the named executive officers as well as to other executives when, in the judgment of the Committee, it is appropriate to do so.

     This program is designed to provide appropriate incentives toward the achievement of the Company's annual and long-term strategic objectives, to support a performance-oriented environment based on the attainment of goals and objectives that are intended to benefit the Company and its stockholders, to create an identity of interests between the Company's executive officers and the stockholders, and to attract or retain key executives who are important to the Company's long-term success. The Committee believes that this program effectively provides these incentives as evidenced by the Company's long-term record of growth and enhancement of stockholder value.

     Salaries and Annual Bonuses

     As noted elsewhere in this Proxy Statement, the Committee is responsible for determining the compensation of the executive officers of the Company as well as other executives with base salaries in excess of $90,000, which level was raised by the Board of Directors from $80,000 during 1994. The Committee conducted an annual compensation review during the first quarter of 1994. In connection with such review, the Company's chief executive officer submitted recommendations to the Committee with respect to the other named executive officers as well as the other executives whose compensation is determined by the Committee. Following a review of such recommendations, the Committee approved 1993 cash bonuses and 1994 salary rates for the named executive officers as well as such other executives with such modifications to the chief executive officer's recommendations as the Committee deemed appropriate, none of which were material. Salary adjustments for the named executive officers are determined principally by growth of or changes in the responsibilities of the particular named executive officer as well as by the Committee's evaluation of changes in the market demand for executives of the capability and experience employed by the Company in the context of the total compensation paid to the particular named executive officer.

     The Committee evaluates the performance of the chief executive officer, reviews its evaluation with him, and based on such evaluation and review determines his compensation and performance and bonus objectives. The Committee and the chief executive officer believe that his annual compensation should be weighted somewhat toward annual incentive compensation in the form of cash bonuses rather than salary but that, on an overall basis, his compensation should be weighted more heavily toward long-term incentive compensation derived from equity ownership in the Company through the Contingent Stock Plan. Accordingly, Mr. Dunphy's salary, which was last increased in 1991, remained at the same rate in 1994 as that established in 1991. Salary increases in 1994 for the other executive officers named in the Summary Compensation Table ranged from 4% to 5.7%. These salary increases were based primarily upon the factors discussed above.

     In connection with the annual compensation review conducted in the first quarter of 1994, based upon recommendations submitted to the Committee by the chief executive officer and the Committee's determination of Mr. Dunphy's performance objectives, the Committee also established 1994 annual cash bonus objectives that were tied to corporate and personal performance goals for 1994. The Committee endeavors to set such annual cash bonus objectives at a level that links a substantial portion of each individual's annual cash compensation to the attainment of such performance goals, with the intention of providing appropriate incentives to their attainment.

     The principal measure of corporate performance that is used to establish annual cash bonuses is the extent to which the Company's business plan for the year in question is attained. Such business plan is developed prior to the beginning of such year by management and approved by the Board of Directors. No single measure of financial performance is relied upon exclusively to measure attainment of the Company's business plan. However, the greatest weight is given to the achievement of budgeted targets for net sales, operating profit, net earnings, and measures of expense control and balance sheet management including cash flow measures such as earnings before taxes, interest, depreciation and amortization (commonly referred to as "EBDITA"). The Company does not make its business plan public, nor does the Company make public projections of its financial performance. Accordingly, the specific financial targets upon which such annual cash bonus objectives are based are not publicly available. However, in 1994, the Company achieved and, in certain respects, substantially exceeded its principal financial objectives.

     In addition to the corporate performance goals discussed above, the Company's chief executive officer is evaluated based on his demonstration of leadership in providing strategic direction to the Company, in developing and maintaining an effective management team for the Company, and on his effectiveness in communicating and implementing a strong corporate culture and vision both within and outside of the Company. The other named executive officers are also evaluated based upon their attainment of individualized management goals within their particular areas of responsibility which, in the case of the named executive officers who have overall responsibility for operating units of the Company, include such operating unit's achievement of its own financial targets.

     Bonus awards for 1994 were determined in the first quarter of 1995 based on an evaluation of the Company's financial performance during 1994 against its 1994 business plan as well as the Committee's evaluation of each individual's degree of attainment of such individual's other performance goals for 1994. The Committee does not apply fixed weightings to corporate performance goals or personal performance goals in determining the amount of cash bonus awards, although the Committee generally places greater emphasis on financial performance than on the attainment of other personal performance objectives.

     As a consequence, following a review of recommendations made to the Committee by the Company's chief executive officer and after weighing the degree of attainment of these objectives in 1994 as well as the degree of attainment by each of the named executive officers of their other 1994 goals and objectives, and following the Committee's review and evaluation of Mr. Dunphy's performance, the Committee awarded the cash bonuses to each of the named executive officers for 1994 that are set forth in the Summary Compensation Table, made 1995 salary adjustments for such individuals, and set 1995 annual cash bonus objectives for such individuals with such modifications to the chief executive officer's recommendations as the Committee deemed appropriate, none of which were material. Such 1994 cash bonuses were based primarily on the factors discussed above, and in the case of the chief executive officer also reflect his contributions in implementing the new growth strategy for the Company which he had previously developed.

     Contingent Stock Plan

     The Company's Contingent Stock Plan, which has been in effect since 1976, is intended to provide an effective method of motivating performance of key employees, including executive officers of the Company, and of creating an identity of interests in participating employees with the interests of the stockholders. The Plan provides for the award of shares to such key employees of the Company or any of its subsidiaries as the Committee determines to be eligible for awards. It is expected that recipients of awards will retain a substantial portion of the shares awarded to them in order to foster an identity of interests with the stockholders of the Company.

     Shares of Common Stock issued under this Plan are subject to an option in favor of the Company for three years after they are awarded to repurchase the shares upon payment of an amount equal to the price at which such shares were issued, which in all cases to date has been $1.00 per share. This option is exercisable by the Company only upon the termination of an employee's employment during such three-year period other than as a result of death or total disability. Such option terminates upon the occurrence of any of certain events related to change of control of the Company that are specified in the Plan. Shares of Common Stock issued pursuant to this Plan may not be sold, transferred or encumbered by the employee while the Company's option to repurchase the shares remains in effect.

     Awards are made under the Contingent Stock Plan both to reward short-term performance with equity-based compensation and to motivate the recipient's long-term performance. The Committee has not followed the practice of making annual awards to individuals who have been determined to be eligible to participate in the Plan. However, the Committee periodically reviews the stock ownership of key employees and, when it deems it appropriate, makes awards under the Plan to reflect the contributions of those individuals to specific Company achievements and to provide motivation toward the achievement of additional strategic objectives.

     No awards were made under the Plan during 1994 to the executive officers named in the Summary Compensation Table. However, each of such executive officers owns a meaningful number of shares of the Company's Common Stock and is eligible to receive future awards under the Plan in the discretion of the Committee.

     Since the vesting of awards under the Contingent Stock Plan is not subject to the attainment of performance objectives, it is possible that awards under this Plan to named executive officers, when taken in conjunction with their annual compensation, could become subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended, under which the Company may deduct in any year beginning after December 31, 1993, subject to certain exceptions, only $1 million of compensation payable to any named executive officer. The Company does not currently expect this law to have a material impact on the Company or on its executive compensation program.

     Stock Performance

     While the Committee takes note of the performance of the Company's Common Stock in its compensation decisions, it does not consider such performance to be a principal determinant in making such decisions since total return to stockholders reflected in the performance of the Company's stock price is subject to factors affecting the securities markets that are unrelated to the Company's performance.

     The Committee believes that, by measuring management's performance and compensating management based upon factors relating to the Company's growth and profitability and the contributions of each of its executives to the achievement of the Company's objectives, appropriate incentives are provided to align management's interests with the long-term growth and development of the Company as well as the interests of its stockholders. The Committee also believes that there are many ways by which the named executive officers as well as other executives in the Company contribute to building a successful company and that, while the results of those efforts may eventually appear in the financial statements or be reflected in the Company's stock price, many of the long-term strategic decisions made in pursuing the Company's growth and development may have little visible impact in the short term.

     The Committee notes that the performance of the Company's Common Stock in the five-year period ending December 31, 1994 has exceeded that of both the Standard & Poor's 500 Stock Index and the peer group index shown in the performance table appearing below. Stockholders of the Company who held shares of the Company's Common Stock throughout the period had a total return of 255.8% (or an annual compounded return of 28.9%). This total return compares to a five-year total return of 50.6% (or an annual compounded return of 8.5%) for the Standard & Poor's 500 Stock Index and a five-year total return of 28.2% (or an annual compounded return of 7.3%) for the peer group index shown in the performance table appearing below.

                                         Organization and Compensation Committee
                                           of the Board of Directors

                                              Alan H. Miller, Chairman
                                              John K. Castle
                                              Charles F. Farrell, Jr.
                                              David Freeman

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     None of the members of the Organization and Compensation Committee has been an officer or employee of the Company or any of its subsidiaries. Until the end of 1983, Mr. Miller was the President of Cellu-Products Company, a corporation that the Company acquired in October 1983.

     Mr. Codey is the President and Chief Operating Officer of Public Service Electric and Gas Company. Mr. Dunphy is a member of the Organization and Compensation Committee of the Board of Directors of Public Service Enterprise Group Incorporated, the parent company of Public Service Electric and Gas Company. Such committee administers the compensation program for executive officers of Public Service Electric and Gas Company.

COMMON STOCK PERFORMANCE COMPARISON

     The following graph compares for the five years ended December 31, 1994 the cumulative total return on an investment of $100 assumed to have been made on December 31, 1989 in the Company's Common Stock (after giving effect to a two-for-one stock split effected in 1992 for all periods presented) with that of comparable investments assumed to have been made on such date in (a) the Standard & Poor's 500 Stock Index and (b) an arithmetic average of the chemicals (specialty) segment and the containers-paper segment of such index (the "peer group index"), the two published Standard & Poor's market segments with which the Company is usually compared by the investment community.

     Total return for each assumed investment assumes the reinvestment of all dividends on December 31 of the year in which such dividends were paid. The Company has not paid any cash dividends since 1989.

                                                         Composite Chemicals                               S&P 500
December 31     Sealed Air Corporation            (Specialty)/Containers-Paper Index                     Stock Index
1989                  $100.00                                 $100.00                                      $100.00
1990                   122.70                                   80.43                                        96.86
1991                   222.09                                  136.25                                       125.93
1992                   246.63                                  131.70                                       135.28
1993                   310.43                                  122.55                                       148.74
1994                   355.83                                  128.20                                       150.65

                   AMENDMENT TO CERTIFICATE OF INCORPORATION

     Currently, the Company's certificate of incorporation authorizes the issuance of 35,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. There were 20,969,614 shares of Common Stock outstanding on March 22, 1995 (excluding 123,806 shares held in the Company's treasury). Of the authorized but unissued shares of Common Stock, 865,171 are currently reserved for future issuance under the Company's Contingent Stock Plan and the Directors Stock Plan or in connection with certain non-material acquisitions that have been completed with deferred purchase prices. No shares of preferred stock are currently issued or outstanding.

     The Board of Directors has recommended that the stockholders approve an increase in the number of authorized shares of Common Stock from 35,000,000 to 60,000,000 shares. Exhibit A to this Proxy Statement contains the text of the first sentence of Article Fourth as proposed to be amended, the only change being the number of authorized shares of Common Stock.

     The Board of Directors believes it to be in the best interests of the Company that the Board be in a position to approve the issuance of shares of Common Stock in the future for such corporate purposes as the Board of Directors may deem advisable, including without limitation such purposes as acquisitions, financings, stock splits, stock dividends, and management incentive and employee benefit plans. The Company has no pending arrangements to issue any of the additional shares that would be authorized as a result of this proposed amendment to the certificate of incorporation.

     If the proposed amendment becomes effective, in addition to the 1,000,000 currently authorized but unissued shares of preferred stock, the Company will have approximately 38,041,409 authorized but unissued shares of Common Stock, excluding shares held in treasury, and the shares currently reserved for issuance as set forth above, that may be issued at any time by action of the Board of Directors for such purposes and for such consideration as shall be fixed by the Board of Directors, without the prior approval of the stockholders unless otherwise required by the applicable rules of the New York Stock Exchange or other applicable laws or regulations. Since the stockholders have no pre-emptive rights, the issuance of Common Stock on other than a pro rata basis may reduce each stockholder's proportionate voting power in relation to that of the stockholders as a whole.

     Proxies received in response to this solicitation will, in the absence of contrary specifications, be voted in favor of the proposed amendment of the certificate of incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                             SELECTION OF AUDITORS

     The Company, after authorization by the Board of Directors, has appointed KPMG Peat Marwick LLP ("Peat Marwick") to serve as the Company's auditors for the fiscal year ending December 31, 1995, subject to the approval of the stockholders. Proxies received in response to this solicitation will, in the absence of contrary specification, be voted in favor of ratification of such appointment. Peat Marwick has acted in such capacity since 1963 and is considered well qualified.

     A representative of Peat Marwick is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

               STOCKHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

     In order for stockholder proposals for the 1996 Annual Meeting of Stockholders to be eligible for inclusion in the Company's Proxy Statement, they must be received by the Company at its principal office in Saddle Brook, New Jersey, directed to the attention of the Secretary, no later than December 1, 1995.

                                 OTHER MATTERS

     The expenses of preparing, printing and mailing this notice of meeting and proxy material and all other expenses of soliciting proxies will be borne by the Company. Morrow & Co., Inc., New York, New York, will solicit proxies by personal interview, mail, telephone, facsimile, telex or other means of electronic transmission and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. The Company will pay Morrow & Co., Inc. a fee of $5,000 covering its services and will reimburse Morrow & Co., Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, directors, officers and employees of the Company, who will receive no compensation in addition to their regular salary, if any, may solicit proxies by personal interview, mail, telephone, facsimile or other means of electronic transmission.

     The Company does not know of any matters to be presented at the meeting other than those set forth in this Proxy Statement. However, if any other matters come before the meeting, it is intended that the holders of the proxies may use their discretion in voting thereon.

                                            By Order of the Board of Directors
                                              ROBERT M. GRACE, JR.
                                                   Secretary

Saddle Brook, New Jersey
March 29, 1995

                                   EXHIBIT A

           PROPOSED AMENDMENT TO THE FIRST SENTENCE OF ARTICLE FOURTH
                      OF THE CERTIFICATE OF INCORPORATION*

     FOURTH: The total number of shares of stock which the corporation shall have authority to issue is sixty-one million (61,000,000), sixty million (60,000,000) of which shall be common stock with a par value of One Cent ($.01) per share, amounting in the aggregate to Six Hundred Thousand Dollars ($600,000), and one million (1,000,000) of which shall be preferred stock without par value.
















------------

* The current text of the first sentence of Article Fourth is as follows:

          FOURTH: The total number of shares of stock which the corporation shall have authority to issue is thirty-six million (36,000,000), thirty-five million (35,000,000) of which shall be common stock with a par value of One Cent ($.01) per share, amounting in the aggregate to Three Hundred Fifty Thousand Dollars ($350,000), and one million (1,000,000) of which shall be preferred stock without par value.

                            SEALED AIR CORPORATION

     PROXY - SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned appoints T.J. Dermot Dunphy, Robert M. Grace, Jr. and H. Katherine White, or a majority of such thereof as shall act (or if only one shall act, then that one) (the "Proxy Committee"), proxies with power of substitution, to vote all the common stock of Sealed Air Corporation (the
P "Company") registered in the name of the undersigned at the Annual Meeting of Stockholders to be held at the offices of the Company at Park 80 East,
R Saddle Brook, New Jersey on May 19, 1995 at 11:00 A.M., Eastern Daylight Savings Time, and at any adjournments thereof.
O
     Election of Directors, Nominees:
X
     J.K. Castle, L.R. Codey,
Y    T.J.D. Dunphy, C.F. Farrell, Jr.,
     D. Freeman, S.A. Jackson,
     A.H. Miller, R.L. San Soucie

    (change of address/comments)

-------------------------------------

-------------------------------------

-------------------------------------

-------------------------------------
(If you have written in the above
 space, please mark the corresponding
 box on the reverse side of this
 card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. PLEASE SIGN ON THE REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

                                                                 -------------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                 -------------

/X/  PLEASE MARK YOUR                            1386
     VOTES AS IN THIS
     EXAMPLE.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DESCRIBED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES FOR
                     DIRECTOR AND FOR PROPOSALS 2 AND 3.

                        FOR     WITHHELD
1. Election of
   Directors            / /       / /
   (see reverse)

For, except vote withheld from the following nominee(s):

-------------------------------------------------------

                              FOR     AGAINST      ABSTAIN
2. Amendment of
   Certificate of             / /       / /          / /
   Incorporation to
   increase shares
   of Common Stock
   authorized
   thereunder.

                              FOR     AGAINST      ABSTAIN
3. Ratification of the
   appointment of KPMG        / /       / /          / /
   Peat Marwick LLP as
   the independent auditors
   for the year ending
   December 31, 1995.

                              FOR     AGAINST      ABSTAIN
4. In accordance with the
   Proxy Committee's          / /       / /          / /
   discretion, upon such
   other matters as may
   properly come before
   the meeting.

Please mark this box if you have noted a change of address            / /
or any comments in the space on the reverse side of this card.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
Receipt is hereby acknowledged of the Proxy Statement dated
March 29, 1995.


SIGNATURE(S)                                     DATE
             -----------------------------------      ----------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, etc. should give full title as such. If signing in a corporate capacity, please sign full corporate name by a duly authorized officer.